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                                                                    Exhibit 99.3

Company Release - 03/23/2006 16:49

PLAZACORP RETAIL PROPERTIES LTD. AND KIMCO REALTY CORPORATION ANNOUNCE THE ACQUISITION OF THE VILLAGE SHOPPING CENTRE IN ST. JOHN'S NEWFOUNDLAND

FREDERICTON, March 23 /CNW/ - Plazacorp Retail Properties Ltd. and Kimco Realty Corporation have announced that they have acquired The Village Shopping Centre in St. John's, Newfoundland for $20 million.

The Village Shopping Centre is a 474,600 square foot enclosed mall that occupies
27.43 acres of land in southwest St. John's. The property has many national and regional retailers and is ideally situated at 430 Topsail Road, to serve a broad local trade area of over 200,000 residents.

"We are very pleased with the opportunity to acquire The Village Shopping Centre. We plan to make significant changes to the property including extensive renovations and the addition of new retailers. This property represents our initial expansion into the Province of Newfoundland and Labrador. It is also very exciting for Plazacorp to be partnering with Kimco Realty Corporation. This transaction will be our first joint-venture with Kimco and represents an exciting opportunity for Plazacorp to marry its development and leasing expertise in Atlantic Canada with Kimco's financial strength and extensive shopping centre experience," said Michael Zakuta, President and CEO of Plazacorp.

Plazacorp Retail Properties Ltd. (PLZ:TSXV) is an owner of shopping malls and strip plazas throughout Quebec and Atlantic Canada. Plazacorp owns interests in 61 properties comprising of 3.8 million square feet of retail real estate. Plazacorp's investment in the partnership will initially be $2 million.

Kimco Realty Corporation (KIM:NYSE) is a publicly traded real estate investment trust that has specialized in shopping centre acquisitions, development and management for more than 45 years. The Company owns and operates neighborhood and community shopping centres with interests in 1,046 properties comprising approximately 132.0 million square feet of leasable space located throughout the United States, Canada and Mexico.

    The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For further information: on Plazacorp, visit our website at www.plaza.ca or contact: Michael Zakuta, President and CEO of Plazacorp Retail Properties Ltd. at (514) 457-7007 or Kim Sharpe, Director of Business Development of Plazacorp Retail Properties at (506) 451-1826;
To request a free copy of this organization's annual report, please go to http://www.newswire.ca and click on Tools for Investors./
    (PLZ.)